Exhibit 10.4

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT
ELSTER GROUP SE
(AS THE ISSUING COMPANY AND BORROWER)
NACHTWACHE METERING MANAGEMENT VERMöGENSVERWALTUNGS GMBH
& CO. KG
(AS THE B PECS HOLDER AND LENDER)

AMENDMENT AGREEMENT REGARDING THE
NON-CONVERTIBLE PREFERRED EQUITY
CERTIFICATES “B” DATED 9 SEPTEMBER 2005

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN,
STEUERBERATERN UND SOLICITORS • SITZ: FRANKFURT AM MAIN • AG FRANKFURT AM MAIN PR 1000

This AMENDMENT AGREEMENT (the “Agreement”) has been entered into on 30 November 2009,
BETWEEN
(1)	Elster Group SE, a European public limited liability company (Europäische Aktiengesellschaft), having its registered office at 26 — 28, rue Edward Steichen, L-2540 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 103.553 (the “Company”); and

(2)	Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG, a Kommanditgesellschaft (limited partnership) incorporated under the laws of the Federal Republic of Germany with its seat in Wiesbaden, registered in the commercial register of the local court of Wiesbaden under HRA 8299 (the “B PECs Holder”),
(the Company and the B PECs Holder are hereinafter collectively referred to as the “Parties” and individually as a “Party”)
WHEREAS:
(A)	The Company has issued 3,903,914 (in words: three million nine hundred and three thousand nine hundred and fourteen) Non-Convertible “B” Preferred Equity Certificates, debt instruments under Luxembourg law issued by the Company under the terms and conditions of the Non-Convertible “B” Preferred Equity Certificates dated 9 September 2005 (the “PECs B”), for a subscription value of EUR 1.00 (in words: one Euro) each (the “B PECs”) to the B PECs Holder, a shareholder of the Company.

(B)	The Company is in the process of transferring, in accordance with Art. 8 of the Council Regulation (EC) No 2157/2001 of 8 October 2001 on the Statute for a European company (SE) (the “SE-Regulation”) and the applicable laws of the Grand Duchy of Luxembourg and the Federal Republic of Germany, its registered office (Satzungssitz) and head office (Hauptverwaltung) from Luxembourg to Germany (the “Transfer”), which process it intends to complete by the end of 2009.

(C)	As of completion of the Transfer the national law primarily applicable to the Company will no longer be the law of the Grand Duchy of Luxembourg but instead the law of the Federal Republic of Germany.

(D)	The law of the Federal Republic of Germany does not have the legal concept of preferred equity certificates. The Parties therefore have agreed to retain the loan under the B PECs but to amend the terms thereof in order to treat the loans constituted by the B PECs as an economically comparable shareholder loan on the terms and conditions set out in the Schedule to this Agreement (the “Shareholder Loan Agreement”) prior to completion of the Transfer.
Therefore IT IS AGREED as follows:

1.	AMENDMENT OF THE PECS B

1.1	The Parties hereby agree that with immediate effect the terms of the existing B PECs including all accrued and unpaid Yield (as defined thereunder) shall be amended and shall thereafter continue as a shareholder loan on the terms and conditions as set out in the Shareholder Loan Agreement with the effect that all claims, rights and obligations of the Parties in respect of the debt constituted by the B PECs shall continue to exist but, with immediate effect, shall be on the terms of, and subject to, the Shareholder Loan Agreement.

1.2	The B PECs Holder undertakes to return all certificates in its possession representing the claims constituted by the PECs B prior to the amendment of such claims under Clause 1.1.

1.3	The Parties hereby agree that, with immediate effect, claims under the Shareholder Loan Agreement continue to be treated as a PEC for the purposes of Clause 17.4.2 of the Investment and Shareholders’ agreement regarding Investments in the Company entered into between, inter alios, the Company and the B PECs Holder dated 19 December 2008 (as amended and restated from time to time) and that they will use their respective reasonable efforts to ensure that this treatment is applied.

1.4	This Agreement, in particular Clause 1.1 above, is subject to the dissolving condition (auflösende Bedingung) that the Transfer is not completed (i.e. the registration of the Company’s registered office with the German commercial register of the local court of Essen pursuant to Article 8 section 10 SE-Regulation has not occurred) on or before 31 March 2010.

2.	GOVERNING LAW AND JURISDICTION

2.1	This Agreement shall be governed by the Law of the Grand Duchy of Luxembourg.

2.2	The courts of Luxembourg City shall have exclusive jurisdiction to settle any dispute, which may arise from or in connection with it.
[Signature page follows]

SIGNATURE PAGE
The Company:
Elster Group SE

/s/ Delphine Tempé By: Delphine Tempé	Luxembourg, 30 November 2009 Place, Date
Title: Director

/s/ Emanuela Brero By: Emanuela Brero	Luxembourg, 30 November 2009 Place, Date
Title: Director
The B PECs Holder:
Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG

/s/ Dr. Thomas Preute By: Dr. Thomas Preute	Essen, 30 November 2009 Place, Date
Title: Managing Limited Partner

/s/ Christoph Schmidt-Wolf By: Christoph Schmidt-Wolf	Essen, 30 November 2009 Place, Date
Title: Managing Limited Partner

SCHEDULE
Shareholder Loan Agreement

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT
ELSTER GROUP SE
(AS BORROWER)
AND
NACHTWACHE METERING MANAGEMENT
VERMÖGENSVERWALTUNGS GMBH & CO. KG
(AS LENDER)

SHAREHOLDER LOAN AGREEMENT
(GESELLSCHAFTERDARLEHEN)

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN, STEUERBERATERN UND SOLICITORS • SITZ: FRANKFURT AM MAIN • AG FRANKFURT AM MAIN PR 1000

SHAREHOLDER LOAN AGREEMENT
This SHAREHOLDER LOAN AGREEMENT (Gesellschafterdarlehen) (the “Agreement”) is entered into on 30 November 2009,
BETWEEN:
(1)	Elster Group SE, a European public limited liability company (Europäische Aktiengesellschaft), having its registered office at 26 — 28, rue Edward Steichen, L-2540 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 103.553 (the “Borrower”); and

(2)	Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG, a Kommanditgesellschaft (limited partnership) incorporated under the laws of the Federal Republic of Germany with its seat in Wiesbaden, registered in the commercial register of the local court of Wiesbaden under HRA 8299 (the “Lender”),

(the Lender and the Borrower together are referred to as the “Parties” and each as a “Party”)
WHEREAS:
(A)	The Lender is a shareholder of the Borrower.

(B)	The Borrower has issued 3,903,914 (in words: three million nine hundred and three thousand nine hundred and fourteen) Non-Convertible “B” Preferred Equity Certificates, debt instruments under Luxembourg law issued by the Borrower under the terms and conditions of the Non-Convertible “B” Preferred Equity Certificates dated 9 September 2005 (the “PECs B”), for a subscription value of EUR 1.00 (in words: one Euro) each (the “B PECs”) to the Lender.

(C)	The Borrower is in the process of transferring, in accordance with Art. 8 of the Council Regulation (EC) No 2157/2001 of 8 October 2001 on the Statute for a European company (SE) (the “SE-Regulation”) and the applicable laws of the Grand Duchy of Luxembourg and the Federal Republic of Germany, its registered office (Satzungssitz) and head office (Hauptverwaltung) from Luxembourg to Germany (the “Transfer”), which process it intends to complete by the end of 2009.

(D)	As of completion of the Transfer the national law primarily applicable to the Borrower will no longer be the law of the Grand Duchy of Luxembourg but instead the law of the Federal Republic of Germany.

(E)	The law of the Federal Republic of Germany does not have the legal concept of preferred equity certificates. The Parties therefore have agreed to retain the existing loan under the B PECs but to amend the terms thereof in order to treat the loan constituted by the B PECs as an economically comparable shareholder loan prior to completion of the Transfer.
Therefore IT IS AGREED as follows:
§ 1	Interpretation

1.1	Unless otherwise expressly defined, capitalised terms used in this Agreement shall have the meaning as set out below.

“Accrual Period” means each period from, and including, one Interest Payment Date to, but excluding, the next following Interest Payment Date, except for the Initial Accrual Period that will commence on, and include the Date Of Drawdown and except for the final Accrual Period that will terminate on the date immediately preceding the Repayment Date.

“Applicable Rate” means the interest rate equal to 6.80% per annum calculated on the basis of the actual number of days elapsed and a 365 (three hundred and sixty-five) day year.

“Board” means the board (Verwaltungsrat) of the Borrower, as appointed from time to time by the shareholders of the Borrower.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks generally are open in Germany for a full range of business.

“Date Of Drawdown” means 9 September 2005.

“Initial Accrual Period” means the period from and including the Date Of Drawdown up to but excluding the Initial Payment Date.

“Initial Payment Date” means 31 December 2005.

“Insolvent” means the situation where the Borrower faces bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally. The Loan will be regarded as an obligation of the Borrower for the purpose of assessing the Borrower’s insolvency.

“Intercreditor Deed” means the deed dated 11 July 2005 (as amended and / or restated on 11 July 2005, 17 August 2005 and as further amended and / or restated from time to time) and made among, inter alios, Nachtwache Acquisition GmbH as BidCo, the companies named therein as original obligors, CIBC World Markets plc as mezzanine agent and documentation agent, Deutsche Bank AG London as senior agent and security agent, the financial and other institutions named therein as original senior lenders, original tranche D Lenders and certain other parties named therein.

“Interest” means for each Accrual Period the fixed interest under § 3.

“Interest Payment Date” means the last day of December of each year.

“Liquidation” means the event of any voluntary or involuntary liquidation,

bankruptcy, insolvency, dissolution or winding up the affairs of the Borrower.

“Loan” has the meaning given in § 2.

“Mandatory Maturity Date” means the date of Liquidation of the Borrower or, if no Liquidation has occurred prior to the Maturity Date, the Maturity Date.

“Maturity Date” means 31 December 2025.

“Mezzanine Facility Agreement” means the mezzanine facility agreement dated 12 June 2005 (as amended and restated on 11 July 2005 and 17 August 2005 and as further amended and / or restated from time to time) and made among, inter alios, Nachtwache Acquisition GmbH as BidCo, a borrower and a guarantor, the companies named therein as guarantors, CIBC World Markets plc, Deutsche Bank AG London and Morgan Stanley Bank International Limited as mandated lead arrangers, CIBC World Markets plc as facility and documentation agent, Deutsche Bank AG London as security agent and the financial and other institutions named therein as lenders.

“Ordinary Shares” means each issued ordinary share of the Borrower, as stated in the articles of association of the Borrower, whether in issue on the date hereof or issued in the future as required or provided for by the Shareholders Investment Agreement and any agreement referred to therein.

“Repayment Date” means the Mandatory Maturity Date or the Optional Maturity Date as defined in § 4.

“Repayment Amount” means with respect to the outstanding principal of the Loan, the sum of (i) the amount for the outstanding principal Loan that will be repaid, plus (ii) any Interest accrued but not paid up to and including the date on which repayment is made.

“Rembrandt” means Rembrandt Holdings S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg with its registered office at 26 — 28, rue Edward Steichen, L-2540 Luxembourg, registered with the Luxembourg register of Commerce and Companies under number B 108.466.

“Senior Facilities Agreement” means the senior facilities agreement dated 12 June 2005 (as amended and / or restated on 11 July 2005 and 17 August 2005 and as further amended and / or restated from time to time) and made among, inter alios, Nachtwache Acquisition GmbH as BidCo, borrower and guarantor, the companies named therein as borrowers and guarantors, CIBC World Markets plc, Deutsche Bank AG London and Morgan Stanley Bank International Limited as mandated lead arrangers, Deutsche Bank AG London as facility agent and as security agent, CIBC World Markets plc as documentation agent and the financial and other institutions named therein as lenders.

“Shareholders Investment Agreement” means the investment and shareholders’ agreement regarding investments in the Borrower entered into between, inter alios, the Borrower and the Lender dated 19 December 2008 (as amended and / or restated from time to time).

“Subordinated Securities” means (i) all of the Ordinary Shares and (ii) warrants or any form of equity securities giving right, directly or indirectly, to subscribe or acquire shares in the Borrower.

1.2	All claims, rights and obligations of the Parties under the B PECs continue in force, but have been amended, and shall for all purposes be applied and construed as claims, rights and obligations, on the terms of this Agreement with immediate effect.

1.3	The headings in this Agreement do not affect its interpretation.

1.4	Save where the contrary is indicated, any reference in this Agreement to:
1.4.1	this Agreement or any other agreement, deed or document shall be construed as a reference to the relevant agreement, deed or document as the same may have been, or may from time to time be, renewed, extended, amended, varied, novated, supplemented or superseded;

1.4.2	any statutory provision shall be deemed also to refer to any statutory or modification, re-enactment or replacement thereof or any statutory instrument, order or regulation made there under or under any such modification or re-enactment;

1.4.3	any reference to a “Clause”, a “Schedule” or a “Recital” is, unless otherwise stated, a reference to a Clause, a Schedule or a Recital hereof;

1.4.4	any party to this Agreement shall include reference to its successors and permitted assigns there under.
§ 2	Principal Amount

The Lender has granted a loan in the amount of EUR 3,903,914.00 (in words: three million nine hundred and three thousand nine hundred and fourteen Euro and zero Cents) to the Borrower (the “Loan”) on the terms of this Agreement.

§ 3	Interest

3.1	Subject to the terms of the Intercreditor Deed, the Loan shall bear interest payable by the Borrower in respect of any Accrual Period at the Applicable Rate in relation to the outstanding principal of the Loan.

3.2	The Interest shall accrue daily upon the basis of a 365 (three hundred and sixty-five) day year. For the avoidance of doubt, capitalization of Interest shall not occur.

3.3	The unpaid Interest, including for the avoidance of doubt, all accrued but unpaid amounts of Yield (as defined under the PECs B) as of the date of this Agreement, remains unpaid and shall accrue. Notwithstanding the previous sentence this Interest shall be due and payable (i) on an Interest Payment Date if the Borrower elects to make such payment or (ii) as otherwise provided in § 4.

§ 4	Maturity

4.1	Subject to the terms of the Intercreditor Deed, repayment of the Loan shall be due upon the following events: (i) at the option of the Borrower (as described in

Clause 4.2 hereunder) or (ii) the passing of the Mandatory Maturity Date.

4.2	Maturity at the option of the Borrower
4.2.1	Upon 5 (five) Business Days prior notice to the Lender, the Borrower may elect to redeem any or some of the outstanding principal of the Loan at the sole discretion of the Board. Such notice shall specify the date at which the repayment shall be made (the “Optional Maturity Date”) and the amount of the outstanding principal of the Loan to be repaid.

4.2.2	In case of optional repayment, the Borrower shall repay the Loan at the Repayment Amount on the Optional Maturity Date.

4.2.3	In case of optional repayment, Interest on the remaining principal amount of the Loan shall continue to accrue until full discharge of the Lender’s claims under this Agreement.
4.3	Mandatory Maturity

In case of Mandatory Maturity, the Borrower shall repay the full Repayment Amount.

4.4	General conditions of repayment
4.4.1	On the Repayment Date, the Borrower shall pay the Repayment Amount only if (i) the Borrower is not, immediately before and after making such payment Insolvent, (ii) such payment will not violate any covenant contained in or result in a default under any agreement or other financial obligation of the Borrower and (iii) in case of voluntary Liquidation of the Borrower, if the prior written consent of the Lender has been granted.

4.4.2	For the purposes of Clause 4.4.1 neither the voluntary sale, conveyance, exchange or transfer (for cash, shares, stock, securities or other consideration) of all or substantially all the property or assets of the Borrower nor the consolidation or merger of the Borrower with one or more corporations shall be deemed to be a Liquidation unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a winding up of the business of the Borrower or pursuant to an arrangement with creditors.

4.4.3	The Repayment Amount shall be paid to the Lender on the Repayment Date or, in case the repayment results from the Liquidation of the Borrower, the date on which the liquidation of the Borrower shall be completed.

4.4.4	Subject to the terms of the Intercreditor Deed, any part of the Repayment Amount due but not paid on the Repayment Date will continue to accrue Interest at the Applicable Rate from and including the Repayment Date.
§ 5	Payments

5.1	All payments of the outstanding principal of the Loan, the Interest and other amounts payable to the Lender hereunder shall be made in Euros, and in immediately available funds into the accounts of the Lender in accordance with the Lender’s written instructions.

5.2	All amounts shall be paid in full without set-off or counterclaim or right of retention or other restrictions and (save as required by law) free and clear of and without any deduction or withholding for or an account of any taxes or any charges or otherwise. In the event the Borrower is required by law to make any such deduction or withholding from any payment hereunder, then the Borrower shall pay the full amount required to be deducted or withheld on behalf of the Lender to the relevant taxation or other authority within the time allowed for such payment and shall immediately forward to the Lender official receipts of the relevant taxation or other authority or other evidence acceptable to the Lender of the amount deducted or withheld as aforesaid.

5.3	If the due date for any payments hereunder would otherwise fall on a day which is not a Business Day, such due date shall be extended to the next succeeding Business Day and the extension of time shall be reflected in computing the Interest.

5.4	All payments made by the Borrower to the Lender under this Agreement will be applied in respect of the amounts due from the Borrower to the Lender in the following order:
5.4.1	Interest (taking any earlier arrears of Interest before the later ones); and

5.4.2	the outstanding principal of the Loan.
5.5	The rights of the Lender to receive payments of Interest or of the outstanding principal amount of the Loan in respect of this Agreement and to enforce such payment are subject in all respects to the provisions of the Intercreditor Deed.

§ 6	Borrower’s Default

If

6.1	the Borrower fails to duly perform or observe any provision of this Agreement and such failure shall continue unremedied for three Business Days after the Lender has given written notice of such failure to the Borrower; or

6.2	the Borrower becomes insolvent or unable to pay its debts as they become due or proceedings in respect of a Liquidation are instituted with respect to the Borrower or its assets, or if such proceedings are commenced and not dismissed within 60 days or are dismissed for a lack of assets, then the Lender may by written notice to the Borrower declare the Loan immediately due and payable whereupon the same shall become so payable together with all unpaid Interest accrued thereon.

§ 7	Ranking; Subordination

7.1	Subject to the provisions of the Intercreditor Deed all present and future sums payable under the Loan, including but not limited to the payment of principal and Interest, shall rank senior to all Subordinated Securities and shall rank junior to all other present and future obligations of the Borrower whether secured or unsecured.

§ 8	Assignment

8.1	Neither Party may assign any of its rights under this Agreement without the prior written consent of the other, save that any Party may assign any of its rights under this Agreement by way of security to the parties to the Senior Facilities Agreement and the Mezzanine Facility Agreement.

8.2	No assignment of all or parts of any of a Party’s rights under this Agreement shall be made unless the transferee (if not already a party thereto) has first adhered to the Intercreditor Deed then in force if and to the extent thereby required.

§ 9	Miscellaneous

9.1	No failure to exercise and no delay in exercising, on the part of the Lender, any right, power or privilege provided by law or under this Agreement or any other documents ancillary thereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. No waiver by the Lender shall be effective unless it is in writing.

9.2	In the event of a failure of the Borrower to pay any sum other than Interest on the date on which such sum is due and payable pursuant to this Agreement and irrespective of any notice by the Lender to the Borrower in respect of such failure, interest shall accrue on such sum from the date of such failure up to, but not including, the date of actual payment at a rate of 2% per year above the Applicable Rate.

9.3	Any notice or communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or by post, telex, fax, cable or email to the addresses given in this Agreement or at such other address as the recipient may have notified to the other party in writing. Proof of posting or despatch of any notice or communication shall be deemed to be proof of receipt:
9.3.1	in the case of a letter, on the third Business Day after posting; and

9.3.2	in the case of a telex, fax, cable or email an email on the Business day immediately following the date of despatch.
9.4	The Parties’ details are as follows:

9.4.1 The Lender

Attn:	Management
Email:	as notified
Telefax:	as notified
Address:	Klopstockstraße 5
65187 Wiesbaden
Germany

9.4.2 The Borrower
(a)	Up to 1 December 2009

Attn:	Management
Email:	as notified

Telefax:	as notified
Address:	26 — 28, rue Edward Steichen
L-2540 Luxembourg
Grand Duchy of Luxembourg
(b)	As of 1 December 2009

Attn:	Management
Email:	as notified
Telefax:	as notifed
Address:	Frankenstraße 362
45133 Essen
Germany
9.5	This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.6	This Agreement including this Clause 9.6 may be amended only in writing and under the signature of representatives of each of the Parties.

§ 10	Partial Invalidity

If, at any time, any or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, such provision shall as to such jurisdiction be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.

§ 11	Governing Law

This Agreement shall be governed by, and shall be construed in accordance with the laws of the Federal Republic of Germany.

§ 12	Jurisdiction

The place of jurisdiction for any and all disputes arising under or in connection with this agreement shall be the district court (Landgericht) in Frankfurt am Main.
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